Exhibit 99.2

HUNTINGTON BANCSHARES

2012 FOURTH QUARTER PERFORMANCE DISCUSSION

Date: January 17, 2013

The following provides detailed earnings performance discussion that complements the summary review contained in Huntington Bancshares Incorporated’s (NASDAQ: HBAN) 2012 Fourth Quarter Earnings Press Release, which can be found at:

http://www.investquest.com/iq/h/hban/ne/news/

Table 1 – Earnings Performance Summary

	2012				2011
	Fourth	Third	Second	First	Fourth	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$434.1	$430.3	$429.0	$417.2	$415.0	1%	5%
Provision for credit losses	39.5	37.0	36.5	34.4	45.3	7	(13)
Noninterest income	297.7	261.1	253.8	285.3	229.4	14	30
Noninterest expense	470.6	458.3	444.3	462.7	430.3	3	9

Income before income taxes	221.6	196.1	202.0	205.4	168.8	13	31
Provision for income taxes	54.3	28.3	49.3	52.2	42.0	92	30

Net income	167.3	167.8	152.7	153.3	126.9	(0)	32

Dividends on preferred shares	8.0	8.0	8.0	8.0	7.7	(0)	4

Net income applicable to common shares	$159.3	$159.8	$144.7	$145.2	$119.2	(0)%	34%

Net income per common share-diluted	$0.19	$0.19	$0.17	$0.17	$0.14	0%	36%

Revenue - fully-taxable equivalent (FTE)
Net interest income	$434.1	$430.3	$429.0	$417.2	$415.0	1%	5%
FTE adjustment	5.5	5.3	5.7	3.9	3.5	4	57

Net interest income - FTE	439.5	435.6	434.7	421.1	418.5	1	5
Noninterest income	297.7	261.1	253.8	285.3	229.4	14	30

Total revenue - FTE	$737.2	$696.6	$688.5	$706.5	$647.9	6%	14%

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior and year ago quarters, as there were no significant items in the current quarter:

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
December 31, 2012 – net income	$167.3	$0.19

September 30, 2012 – net income	$167.8	$0.19
• State deferred tax valuation allowance benefit	19.5	0.02

December 31, 2011 – net income	$126.9	$0.14
• Gain on early extinguishment of debt, pre-tax	9.7	0.01
• Visa® related derivative loss, pre-tax	(6.4)	(0.00)

(1)	Favorable (unfavorable) impact on net income; after-tax unless otherwise noted
(2)	After-tax; EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Fully-taxable equivalent net interest income increased $21.0 million, or 5%, from the 2011 fourth quarter. This reflected the benefit of a $1.5 billion, or 3%, increase in average earning assets coupled with a 7 basis point increase in the fully-taxable equivalent net interest margin (NIM) to 3.45%. The increase in average earnings assets reflected a $2.3 billion, or 16%, increase in commercial and industrial loans and a $0.5 billion, or 166%, increase in loans held for sale partially offset by a $1.2 billion, or 20%, decrease in automobile loans and a $0.5 billion, or 8%, decrease in commercial real estate loans. The primary items impacting the increase in the NIM were:

•	24 basis point positive impact from the reduction in total funding costs.

Partially offset by:

•	15 basis point negative impact from the mix and yield of loans.

•	2 basis point negative impact from other asset/liability management.

Compared to the 2012 third quarter, the NIM increased 7 bp to 3.45%. The primary items impacting the increase in the NIM were an 8 basis point positive impact from the reduction in total funding costs and a 1 basis point positive impact from the mix and yield of earning assets, partially offset by a 2 basis point negative impact from other asset/liability management. Of the 7 basis point increase in NIM, 5 basis points were temporary benefits with the vast majority related to an increase of the purchase accounting accretion on the Fidelity Bank acquired loan portfolio.

Table 3 – Average Loans and Leases

	2012				2011
	Fourth	Third	Second	First	Fourth	Change %
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$16.5	$16.3	$16.1	$14.8	$14.2	1%	16%
Commercial real estate	5.5	5.7	6.1	5.9	6.0	(4)	(8)

Total commercial	22.0	22.1	22.2	20.7	20.2	(0)	9

Automobile	4.5	4.1	5.0	4.6	5.6	10	(20)
Home equity	8.3	8.4	8.3	8.2	8.1	(0)	2
Residential mortgage	5.2	5.2	5.3	5.2	5.0	(0)	2
Other consumer	0.4	0.4	0.5	0.5	0.5	(3)	(15)

Total consumer	18.4	18.1	19.0	18.5	19.3	2	(5)

Total loans and leases	$40.4	$40.1	$41.2	$39.1	$39.5	1%	2%

Average total loans and leases increased $0.9 billion, or 2%, from the 2011 fourth quarter, primarily reflecting:

•

$2.3 billion, or 16%, growth in average Commercial and Industrial (C&I) loans. This reflected the continued growth across most business lines including equipment finance, dealer floorplan, large corporate, and middle market.

Partially offset by:

•

$1.2 billion, or 20%, decrease in average automobile loans. The decrease reflected the impact of our continued program of securitization and sale of such loans. Specifically, $1.3 billion of such loans in the 2012 first quarter and $1.0 billion in the 2012 fourth quarter were securitized and sold. Automobile loan originations remained strong during the 2012 fourth quarter, and 2012 was a record year with over $4.0 billion of originations.

•

$0.5 billion, or 8%, decrease in average Commercial Real Estate (CRE) loans. This reflected continued runoff of the noncore and core portfolios as we balance new core origination opportunities against internal concentration limits and underwriting standards.

Table 4 – Average Deposits

	2012				2011
	Fourth	Third	Second	First	Fourth	Change %
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$13.1	$12.3	$12.1	$11.3	$10.7	6%	22%
Demand deposits - interest bearing	5.8	5.8	5.9	5.6	5.6	0	5

Total demand deposits	19.0	18.1	18.0	16.9	16.3	5	16
Money market deposits	14.7	14.5	13.2	13.1	13.6	2	8
Savings and other domestic deposits	5.0	5.0	5.0	4.8	4.7	(0)	5
Core certificates of deposit	5.6	6.1	6.6	6.5	6.8	(8)	(17)

Total core deposits	44.3	43.8	42.8	41.4	41.4	1	7
Other domestic deposits of $ 250,000 or more	0.4	0.3	0.3	0.3	0.4	20	(11)
Brokered deposits and negotiable CDs	1.8	1.9	1.4	1.3	1.4	(6)	25
Deposits in foreign offices	0.3	0.4	0.4	0.4	0.4	(4)	(21)

Total deposits	$46.8	$46.3	$44.9	$43.5	$43.6	1%	7%

Average total core deposits increased $3.0 billion, or 7%, from the 2011 fourth quarter, primarily reflecting:

•	$2.4 billion, or 22%, increase in average noninterest bearing demand deposits.

•	$1.2 billion, or 8%, increase in money market deposits.

Partially offset by:

•	$1.1 billion, or 17%, decrease in average core certificates of deposit.

Compared to the 2012 third quarter, growth in average total core deposits primarily reflected $0.8 billion, or 6% (26% annualized), of noninterest bearing deposit growth partially offset by a $0.5 billion, or 8% (32% annualized), decrease in average core certificates of deposit.

Provision for Credit Losses

The provision for credit losses decreased $5.8 million, or 13%, from the 2011 fourth quarter. Net charge-offs (NCO) were $70.1 million, down 16% from $83.9 million in the year ago quarter. NCOs were an annualized 0.69% of average loans and leases in the current quarter, down from 0.85% in the 2011 fourth quarter. The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.99% from 2.60% a year ago, while the ACL as a percentage of period-end total nonaccrual loans (NALs) increased to 199% from 187% (see Credit Quality discussion).

Noninterest Income

Table 5 – Noninterest Income

	2012				2011
	Fourth	Third	Second	First	Fourth	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$68.1	$67.8	$66.0	$60.3	$63.3	0%	8%
Mortgage banking income	61.7	44.6	38.3	46.4	24.1	38	156
Trust services	31.4	29.7	29.9	30.9	28.8	6	9
Electronic banking income	21.0	22.1	20.5	18.6	18.3	(5)	15
Brokerage Income	17.4	16.5	19.0	19.3	18.7	5	(7)
Insurance income	17.3	17.8	17.4	18.9	17.9	(3)	(4)
Gain on sale of loans	20.7	6.6	4.1	26.8	2.9	214	617
Bank ow ned life insurance income	13.8	14.4	14.0	13.9	14.3	(4)	(4)
Capital markets fees	12.9	11.8	13.5	10.0	9.8	9	32
Securities (losses) gains	0.9	4.2	0.4	(0.6)	(3.9)	(79)	(78)
Other income	32.5	25.6	30.7	40.9	35.2	27	(8)

Total noninterest income	$297.7	$261.1	$253.8	$285.3	$229.4	14%	30%

Noninterest income increased $68.3 million, or 30%, from the year ago quarter, primarily reflecting:

•

$37.6 million, or 156%, increase in mortgage banking income. This primarily reflected a $23.2 million, or 109%, increase in origination and secondary marketing income and a $10.0 million net mortgage servicing rights (MSR) hedging related gain in the current quarter compared to a net MSR hedging related loss of $4.0 million in the year ago quarter.

•	$17.8 million, or 617%, increase in gain on sale of loans, which included a $17.3 million automobile loan securitization gain.

•	$4.8 million, or 8%, increase in service charges on deposit accounts.

•	$4.7 million increase in securities gains.

•	$3.1 million, or 32%, increase in capital markets fees.

Noninterest income increased $36.6 million, or 14%, from the 2012 third quarter, primarily reflecting:

•

$17.1 million, or 38%, increase in mortgage banking income. This primarily reflected a $10.0 million net MSR hedging related gain in the current quarter compared to a net MSR hedging related loss of $4.1 million in the prior quarter. Also impacting the linked quarter comparison was a $3.6 million, or 9%, increase in origination and secondary marketing income.

•	$14.1 million, or 214%, increase in gain on sale of loans, primarily reflecting the $17.3 million securitization gain in the fourth quarter.

•	$7.0 million, or 27%, increase in other income, primarily reflecting an increase in loan and lease related fees.

Partially offset by:

•	$3.3 million, or 79%, decrease in securities gains as the prior quarter included $4.2 million of gains related to portfolio repositioning.

Noninterest Expense

Table 6 – Noninterest Expense

	2012				2011
	Fourth	Third	Second	First	Fourth	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$254.0	$247.7	$243.0	$243.5	$228.1	3%	11%
Outside data processing and other services	48.7	50.4	48.6	42.6	53.9	(3)	(10)
Net occupancy	29.0	27.6	25.5	29.1	26.8	5	8
Equipment	26.6	26.0	24.9	25.5	25.9	2	3
Deposit and other insurance expense	16.3	15.5	15.7	20.7	18.5	5	(12)
Professional services	22.5	17.5	15.0	10.7	16.3	29	38
Marketing	16.5	16.8	17.4	13.6	13.9	(2)	18
Amortization of intangibles	11.6	11.4	11.9	11.5	13.2	2	(12)
OREO and foreclosure expense	4.2	5.0	4.1	5.0	5.0	(15)	(15)
Loss (Gain) on early extinguishment of debt	—	1.8	(2.6)	—	(9.7)	NM	NM
Other expense	41.2	38.6	40.7	60.5	38.4	7	7

Total noninterest expense	$470.6	$458.3	$444.3	$462.7	$430.3	3%	9%

(in thousands)
Number of employees (full-time equivalent)	11.8	11.7	11.4	11.2	11.2	1%	5%

Noninterest expense increased $40.4 million, or 9%, from the year ago quarter, primarily reflecting:

•	$25.9 million, or 11%, increase in personnel costs, reflecting an increase in the number of full-time equivalent employees as well as increased salaries and benefits.

•	$9.7 million decrease in gain on the early extinguishment of debt related to the exchange of certain trust preferred securities in the year ago quarter.

•	$6.3 million, or 38%, increase in professional services, reflecting increased temporary regulatory related expenses.

Partially offset by:

•	$5.2 million, or 10%, decrease in outside data processing and other services as the year ago quarter included costs associated with the conversion to a new debit card processor.

Noninterest expense increased $12.3 million, or 3%, from the prior quarter. This primarily reflected:

•	$6.2 million, or 3%, increase in personnel costs, primarily reflecting an increase in the number of full-time equivalent employees as well as increased salaries and benefits.

•	$5.0 million, or 29%, increase in professional services expense, reflecting increased temporary regulatory related expenses.

Income Taxes

The provision for income taxes in the 2012 fourth quarter was $54.3 million. This compared with a provision for income taxes of $28.3 million in the 2012 third quarter. The effective tax rates for the 2012 fourth and third quarter were 24.5% and 14.4%, respectively. At December 31, 2012, we had a net deferred tax asset of $203.9 million. Based on both positive and negative evidence and our level of forecasted future taxable income, there was no impairment to the deferred tax asset at December 31, 2012. As of December 31, 2012 and September 30, 2012, there was no disallowed deferred tax asset for regulatory capital purposes.

Credit Quality Performance Discussion

Credit quality performance in the 2012 fourth quarter reflected continued improvement. NALs declined 25% to $407.6 million, or 1.00% of total loans, compared to $541.1 million, or 1.39% of total loans, in the year ago quarter. NPAs declined $144.5 million, or 24%, compared to the 2011 fourth quarter primarily related to the improvement in commercial NALs. This improvement is the result of continued active engagement in the loan workout process. Commercial OREO balances declined to less than $10 million at December 31, 2012.

Net Charge-Offs (NCOs)

Table 7 – Net Charge-Offs

	2012				2011
	Fourth	Third	Second	First	Fourth
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Charge-offs
Commercial and industrial	$7.1	$13.0	$15.7	$28.5	$10.9
Commercial real estate	21.4	17.4	29.2	10.5	28.4

Total commercial	28.4	30.4	44.9	39.0	39.3

Automobile	1.9	4.0	0.4	3.1	4.2
Home equity	25.0	46.6	21.0	23.7	23.4
Residential mortgage	9.7	16.9	10.8	10.6	9.7
Other consumer	5.1	7.2	7.1	6.6	7.2

Total consumer	41.7	74.7	39.4	44.0	44.6

Total net charge-offs	$70.1	$105.1	$84.2	$83.0	$83.9

Net Charge-offs - annualized percentages
Commercial and industrial	0.17%	0.32%	0.39%	0.77%	0.31%
Commercial real estate	1.56	1.21	1.92	0.72	1.91

Total commercial	0.52	0.55	0.81	0.75	0.78

Automobile	0.17	0.40	0.04	0.27	0.30
Home equity	1.20	2.23	1.01	1.15	1.15
Residential mortgage	0.75	1.30	0.82	0.82	0.77
Other consumer	4.73	6.49	6.15	5.45	5.66

Total consumer	0.91	1.65	0.83	0.95	0.92

Total net charge-offs	0.69%	1.05%	0.82%	0.85%	0.85%

Total NCOs for the 2012 fourth quarter were $70.1 million, or an annualized 0.69% of average total loans and leases. This was down $13.8 million, or 16%, from $83.9 million, or an annualized 0.85%, in the year ago quarter.

Total C&I NCOs for the 2012 fourth quarter were $7.1 million, or an annualized 0.17% of average C&I loans, down $3.9 million, or 35%, from $10.9 million, or an annualized 0.31% of related loans, in the 2011 fourth quarter.

Current quarter CRE net charge-offs were $21.4 million, or an annualized 1.56% of average CRE loans. This was down $7.0 million, or 25%, from $28.4 million, or an annualized 1.91%, in the year ago quarter.

Automobile loan and lease net charge-offs for the 2012 fourth quarter were $1.9 million, or an annualized 0.17% of related average balances, down from $4.2 million, or an annualized 0.30%, in the year ago quarter.

Residential mortgage net charge-offs for the 2012 fourth quarter were $9.7 million, relatively unchanged from the year ago quarter. On an annualized basis, residential mortgage net charge-offs represented 0.75% of related loans, down from 0.77% of related loans in the year ago quarter.

Home equity net charge-offs for the 2012 fourth quarter were $25.0 million, or an annualized 1.20% of related average balances, up 8% from $23.4 million, or an annualized 1.15%, in the 2011 fourth quarter.

Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)

Table 8 – Nonaccrual Loans and Nonperforming Assets

	2012				2011
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Nonaccrual loans and leases (NALs):
Commercial and industrial	$90.7	$109.5	$133.7	$142.5	$201.8
Commercial real estate	127.1	149.0	219.4	205.1	229.9
Automobile	7.8
Residential mortgage	122.5	123.1	75.0	74.1	68.7
Home equity	59.5	51.7	46.0	45.8	40.7

Total nonaccrual loans and leases (NALs)	407.6	445.0	474.2	467.6	541.1
Other real estate, net:
Residential	21.4	23.6	21.5	31.9	20.3
Commercial	6.7	30.6	17.1	16.9	18.1

Total other real estate, net	28.1	54.2	38.6	48.7	38.4
Other NPAs (1)	10.0	10.5	10.5	10.8	10.8

Total nonperforming assets (NPAs)	$445.8	$509.7	$523.3	$527.1	$590.3

NAL ratio (2)	1.00%	1.11%	1.19%	1.15%	1.39%
NPA ratio (3)	1.09	1.26	1.31	1.29	1.51

(1)	Other nonperforming assets represent an investment security backed by a municipal bond.
(2)	Total NALs as a % of total loans and leases.
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

Total nonaccrual loans and leases (NALs) were $407.6 million at December 31, 2012 and represented 1.00% of total loans and leases. This was down $133.4 million, or 25%, from $541.1 million, or 1.39% of total loans and leases, at the end of the year ago quarter. The decrease resulted from substantial improvement in the C&I and CRE portfolios partially offset by an increase in consumer NALs resulting from Chapter 7 bankruptcy consumer loans.

C&I NALs decreased $111.1 million, or 55%, from the end of the year ago quarter, reflecting the resolution of several large relationships over the year and continued proactive management.

CRE NALs decreased $102.8 million, or 45%, from the end of the year ago quarter, reflecting the resolution of several large relationships over the year and continued proactive management.

Automobile NALs increased from zero at the end of the 2011 fourth quarter to $7.8 million, solely reflecting Chapter 7 bankruptcy consumer loans.

Residential mortgage NALs increased $53.8 million, or 78%, from the end of the year ago quarter, primarily reflecting Chapter 7 bankruptcy consumer loans.

Home equity NALs increased $18.8 million, or 46%, from the end of the year ago quarter, reflecting the inclusion of performing junior liens that are subordinate to nonaccrual senior liens as nonaccrual loans and Chapter 7 bankruptcy consumer loans.

Total other real estate owned decreased $10.3 million, or 27%, reflecting sales and write-downs of commercial OREO properties and continued declines in residential OREO via reduced inflows and focused sales efforts.

Nonperforming assets (NPAs), which include NALs, were $445.8 million at December 31, 2012 and represented 1.09% of related assets. This was a $144.5 million, or 24%, decrease from $590.3 million, or 1.51% of related assets, at the end of the year ago quarter.

Table 9 – Accruing Loans 90 Days Past Due and Troubled Debt Restructured Loans

	2012				2011
(in millions)	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Dec. 31
Accruing loans and leases past due 90 days or more:
Total excluding loans guaranteed by the U.S. Government	$110.3	$108.2	$95.6	$60.6	$73.6
Loans guaranteed by the U.S. Government	90.8	87.5	85.7	94.6	96.7

Total accruing loans and leases past due 90 days or more,including loans guaranteed by the U.S. government	$201.1	$195.7	$181.2	$155.1	$170.4

Ratios (1)
Excluding loans guaranteed by the U.S. government	0.27%	0.27%	0.24%	0.15%	0.19%
Guaranteed by U.S. government	0.22	0.22	0.21	0.23	0.25
Including loans guaranteed by the U.S. government	0.49	0.49	0.45	0.38	0.44

Accruing troubled debt restructured loans:
Commercial and industrial	$76.6	$55.8	$57.0	$53.8	$54.0
Commercial real estate	208.9	222.2	202.2	231.9	250.0
Automobile	35.8	33.7	34.5	35.5	36.6
Home equity	110.6	92.8	67.0	59.3	52.2
Residential mortgage	290.0	280.9	299.0	294.8	309.7
Other Consumer	2.5	2.6	3.0	4.2	6.1

Total accruing troubled debt restructured loans	$724.4	$688.0	$662.7	$679.6	$708.6

Nonaccruing troubled debt restructured loans:
Commercial and industrial	19.3	28.9	35.5	26.9	48.6
Commercial real estate	32.5	20.3	55.0	39.6	22.0
Automobile	7.8	11.8	—	—	—
Home equity	7.0	7.8	0.4	0.3	0.4
Residential mortgages	84.5	83.2	28.3	29.5	26.1
Other Consumer	0.1	0.1	0.1	0.1	0.1

Total nonaccruing troubled debt restructured loans	151.2	152.0	119.4	96.5	97.1

Total troubled debt restructured loans	$875.6	$840.0	$782.0	$776.1	$805.7

(1)	Percent of related loans and leases

Total accruing loans and leases over 90 days past due, excluding loans guaranteed by the U.S. Government, were $110.3 million at December 31, 2012, up $2.1 million, or 2%, from the end of the prior quarter, and up $36.7 million, or 50%, from the end of the year-ago period. On this same basis, the over 90-day delinquency ratio was 0.27% at December 31, 2012, unchanged from the end of the prior quarter and up 8 basis points from the end of the year-ago quarter.

Total troubled debt restructured loans were $875.6 million at December 31, 2012, up $70.0 million, or 9%, from December 31, 2011 and included $79.5 million of Chapter 7 bankruptcy consumer loans. Huntington continues to be proactive in the identification and treatment of troubled debts in both the commercial and retail portfolios.

Allowance for Credit Losses

We maintain two reserves, both of which are available to absorb inherent credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.

Table 10 – Allowance for Credit Losses

	2012				2011
(in millions)	Dec. 31	Sep. 30	Jun. 30,	Mar. 31	Dec. 31
Allowance for loan and lease losses (ALLL)	$769.1	$789.1	$859.6	$913.1	$964.8
Allowance for unfunded loan commitments and letters of credit	40.7	53.6	51.0	50.9	48.5

Allowance for credit losses (ACL)	$809.7	$842.7	$910.6	$964.0	$1,013.3

ALLL as a % of:
Total loans and leases	1.89%	1.96%	2.15%	2.24%	2.48%
Nonaccrual loans and leases (NALs)	189	177	181	195	178
Nonperforming assets (NPAs)	173	155	164	173	163

ACL as a % of:
Total loans and leases	1.99%	2.09%	2.28%	2.37%	2.60%
Nonaccrual loans and leases (NALs)	199	189	192	206	187
Nonperforming assets (NPAs)	182	165	174	183	172

At December 31, 2012, the ALLL was $769.1 million, down $195.8 million, or 20%, from $964.8 million at the end of the year ago quarter. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2012, was 1.89%, down from 2.48% at December 31, 2011. The ALLL as a percent of NALs increased to 189% at December 31, 2012, from 178% at December 31, 2011.

At December 31, 2012, the AULC was $40.7 million, down $7.8 million, or 16%, from the end of the year ago quarter.

On a combined basis, the ACL as a percent of total loans and leases at December 31, 2012, was 1.99%, down from 2.60% at the end of the 2011 fourth quarter. The ACL at the end of the 2012 fourth quarter as a percent of NALs increased to 199% from 187% at the end of the year ago quarter.

Capital

Table 11 – Capital Ratios

	2012				2011
(in millions)	Dec 31.	Sep. 30	Jun. 30	Mar. 31	Dec. 31,
Tangible common equity / tangible assets ratio	8.76%	8.74%	8.41%	8.33%	8.30%

Tier 1 common risk-based capital ratio	10.47%	10.28%	10.08%	10.15%	10.00%

Regulatory Tier 1 risk-based capital ratio	12.01%	11.88%	11.93%	12.22%	12.11%
Excess over 6.0% (1)	$2,872	$2,831	$2,840	$2,906	$2,804

Regulatory Total risk-based capital ratio	14.51%	14.36%	14.42%	14.76%	14.77%
Excess over 10.0% (1)	$2,155	$2,100	$2,117	$2,224	$2,189

Total risk-w eighted assets	$47,790	$48,154	$47,890	$46,716	$45,891

(1)	“Well-capitalized” regulatory threshold

The tangible common equity to tangible asset ratio at December 31, 2012 was 8.76%, up 46 basis points from the year ago quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.47%, up from 10.00% at the end of the 2011 fourth quarter. The regulatory Tier 1 risk-based capital ratio at December 31, 2012 was 12.01%, down from 12.11%, at December 31, 2011. The decline in the regulatory Tier 1 risk-based capital ratio primarily reflected the redemption of $230 million in trust preferred securities during 2012. All capital ratios also were impacted by the repurchase of 23.3 million common shares during 2012.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the implementation of the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012 as well as the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing and results of governmental actions, examinations, reviews, reforms, and regulations including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2011 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2011 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

###